Exhibit 99.1

For: J.Crew Group Contact: James Scully Chief Financial Officer (212) 209-8040 Owen Blicksilver Owen Blicksilver PR (516) 742-5950

For Immediate Release

J. Crew Announces That 100% Of Outstanding 9 3/4% Senior Subordinated Notes Have Been Tendered

NEW YORK (October 17, 2005) — J. Crew Operating Corp. (the “Company”) today announced that pursuant to its previously announced tender offer and consent solicitation, holders of 100% of the outstanding principal amount of its 9 3/4% Senior Subordinated Notes due 2014 (CUSIP No. 46612GAC1) (the “Notes”) have tendered their Notes and delivered consents to proposed amendments to the Indenture pursuant to which the Notes were issued.

The Company commenced the tender offer and consent solicitation on October 3, 2005. If the tender offer and consent solicitation are consummated, holders of Notes who tendered their Notes at or prior to the Consent Payment Deadline (which was October 14, 2005 at 5:00 pm New York City Time) will receive the Total Consideration equal to $1,015.07 per $1,000 principal amount of the Notes validly tendered, or 101.507% of their par value, plus accrued and unpaid interest up to, but not including, the settlement date.

The right to withdraw tendered Notes and revoke consents will expire upon the execution of the supplemental indenture containing the proposed amendments to the Indenture, which is expected to occur on or about October 17, 2005. The proposed amendments will become effective upon the Company’s acceptance for payment of the Notes tendered in the tender offer.

The tender offer and consent solicitation are scheduled to expire at 9:00 am, New York City time, on November 1, 2005, unless extended (the “Expiration Time”). The consummation of the tender offer and consent solicitation are conditioned upon the simultaneous closings of the initial public offering of the Company’s parent, J. Crew Group, Inc. and a new senior secured term loan to be entered into by the Company, as more fully described in the Company’s offer to purchase dated October 3, 2005.

Questions regarding the tender offer and consent solicitation should be directed to Goldman, Sachs & Co., the sole Dealer-Manager, at 212-357-7867 or 877-686-5059 (Attention: Credit Liability Management Group). Requests for assistance or additional sets of the offer materials may be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer and consent solicitation, at 866-873-6300.

This press release shall not constitute an offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the offer to purchase and related letter of transmittal. In any jurisdiction where the laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed made on behalf of the company by Goldman, Sachs & Co. or one or more registered brokers or dealers under the laws of such jurisdiction.

J.Crew Group is a nationally recognized retailer of men’s and women’s apparel, shoes and accessories. The Company operates 157 retail stores, the J.Crew catalog business, jcrew.com, and 44 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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